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                                                Filed Pursuant To Rule 424(b)(3)
                                                Registration No. 333-40302
Prospectus

                           Pride International, Inc.

                           Direct Stock Purchase Plan

   The Pride International, Inc. Direct Stock Purchase Plan provides a convenient way for you to purchase shares of our common stock without paying any brokerage commissions or service charges. The plan promotes long-term ownership in our common stock by offering:

  . the opportunity to purchase additional shares by making investments of at least $500 for any single investment, up to a maximum of $10,000 per month. In limited circumstances, we may permit greater investments.

  . a feature that allows you to deposit certificates representing our common stock into the plan for safekeeping.

  . a simple way to purchase our common stock by reinvesting any cash dividends we may pay in the future.

The plan also provides us with a means of raising additional capital through the direct sale of our common stock. We have never paid cash dividends on our common stock, and we do not expect to pay any such dividends in the future. Accordingly, until we modify our policy of not paying dividends, the provisions of the plan will apply only to the optional cash investment feature. We caution you that the existence of the plan in no way implies that we will modify our current dividend policy.

   You do not have to be a current shareholder to participate in the plan. You can purchase your first shares of our common stock by making an initial investment of not less than $1,000 and not more than $10,000. In limited circumstances, we may permit greater initial investments. In some states, shares of our common stock that are offered under the plan to persons who are not currently record holders of our common stock may be offered only through a registered broker-dealer.

   This prospectus relates to 6,000,000 shares of our common stock, without par value, together with the associated preferred share purchase rights, offered for purchase under the plan. Our common stock is listed on the New York Stock Exchange under the symbol "PDE." You should read this prospectus carefully and retain it for future reference.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is July 13, 2000.
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                               Table of Contents

About Pride International, Inc..............................................   3
Summary of the Plan.........................................................   3
Administration of the Plan..................................................   4
Telephone Numbers and Mailing Address.......................................   4
Risk Factors................................................................   5
Enrollment..................................................................   5
Investments.................................................................   5
Purchase of Shares..........................................................   9
Sale of Shares..............................................................  10
Safekeeping of Certificates.................................................  11
Gifts or Transfers of Shares................................................  11
Issuance of Certificates....................................................  12
Statements of Account.......................................................  12
Termination of Participation................................................  12
Other Information...........................................................  12
Federal Income Tax Consequences.............................................  14
Interpretation of the Plan..................................................  14
Use of Proceeds.............................................................  14
Plan of Distribution........................................................  15
Validity of the Securities..................................................  15
Experts.....................................................................  15
Independent Accountants.....................................................  16
Where You Can Find More Information.........................................  17
Appendix I--Investments Pursuant to Requests for Waiver..................... A-1
Appendix II--Closing of U.S. Equity Markets................................. A-2

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   You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized any person (including any salesman or broker) to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

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                        About Pride International, Inc.

   We are a leading international provider of contract drilling and related services, operating both offshore and on land. We operate a global fleet of 291 rigs, including two ultra-deepwater drillships, three semisubmersible rigs, 18 jackup rigs, six tender-assisted rigs, three barge rigs, 21 offshore platform rigs and 238 land-based drilling and workover rigs. We operate in more than 20 countries and marine provinces. We are a Louisiana corporation with our principal executive offices located at 5847 San Felipe, Suite 3300, Houston, Texas 77057. Our telephone number at such address is (713) 789-1400.

                              Summary of the Plan

  . Enrollment. An interested investor who does not already own shares of our common stock may enroll in the plan by making an initial investment of at least $1,000 and submitting a completed Enrollment Form. You may obtain an Enrollment Form by contacting the administrator of the plan, American Stock Transfer & Trust Company, as described under "Telephone Numbers and Mailing Address" below. Current shareholders may participate in the plan by submitting a completed Enrollment Form. If your shares of our common stock are held in a brokerage account, you may participate directly by registering some or all of those shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf.

  . Investments. You may invest additional funds in our common stock through investments of at least $500 for any single investment up to $10,000 per month. You may make such investments occasionally or at regular intervals, as you desire. Investments in excess of $10,000 per month may be made only in accordance with the procedures described in "Investments Over Maximum Monthly Amount" under "Investments" below, including the submission of a Request for Waiver to us, and require our written approval, which we may grant or refuse to grant in our sole discretion. Investments will be fully invested in our common stock through the purchase of whole shares and fractional shares.

  . Reinvestment of Dividends. If we pay any cash dividends on our common stock, you may elect to have those dividends automatically reinvested toward the purchase of additional shares of our common stock without paying any fees. You also will have the option of receiving any such dividends on the shares held in your account under the plan. We have never paid cash dividends on our common stock, and we do not expect to pay any such dividends in the future. Accordingly, until we modify our policy of not paying dividends, the provisions of the plan will apply only to the optional cash investment feature.

  . Safekeeping of Certificates. The plan offers a safekeeping service whereby you may deposit certificates representing our common stock held in certificate form into the plan. You can select this service without participating in any other feature of the plan. The safekeeping service is free of any service charges.

  . Gifts or Transfer of Shares. You may direct us to transfer all or a portion of the shares of our common stock credited to your account to another person, whether or not the transferee is a participant in the plan. There is no cost for this service, and it is available for all shares held in the plan, including shares deposited into the plan for safekeeping.

  . Sale of Shares. You may sell through the plan shares of our common stock credited to your account, including those shares deposited into the plan for safekeeping. A nominal brokerage commission and any required tax withholdings or transfer taxes will be deducted from the proceeds that you receive from the sale.

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  .  Statement of Account. You will receive a statement for each month during which you make investments under the plan. All participants in the plan will receive an annual statement of account.

  . Fees. You will not be charged any fees for the purchase of shares through your account. A nominal brokerage commission will be deducted from the proceeds of any sale of shares credited to your account. The current commission is $0.04 per share. We will pay all other administrative costs of the plan.

                           Administration of the Plan

   American Stock Transfer & Trust Company, our transfer agent and registrar, serves as administrator of the plan. Its responsibilities include:

  .  receiving investments

  .  maintaining records

  .  issuing statements of account and

  .  performing other duties required by the plan

   The administrator holds shares of our common stock purchased under, or deposited for safekeeping into, the plan and credited to participants' accounts in the administrator's name or the name of its nominee. If we determine that the source of the shares of common stock needed to meet the requirements of the plan will be shares purchased in the open market (rather than newly issued shares), as described under "Purchase of Shares" below, the administrator will forward funds to be used to make such open-market purchases to an independent agent that we have selected. The independent agent is responsible for purchasing and selling shares of our common stock in the open market for participants' accounts in accordance with the plan. You may contact the administrator as detailed below.

                     Telephone Numbers and Mailing Address

   You may obtain information about the plan and mail written requests and investments to the administrator as follows:

    American Stock Transfer & Trust Company
    Dividend Reinvestment Department
    40 Wall Street, 46th Floor
    New York, New York 10005
    Toll-free telephone: (800) 278-4353
    Facsimile: (718) 234-1440

   For website and facsimile information relating to investments pursuant to Requests for Waiver, please read "Investments Over Maximum Monthly Amount" under "Investments" below.

   Please include your taxpayer identification number (social security number) and, after receipt, your shareholder account number on all checks and money orders and on all correspondence, as well as a daytime telephone number where you may be contacted during normal working hours.

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                                  Risk Factors

   In considering whether to purchase our common stock, you should carefully consider all the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors regarding our business described in our most recent annual report on Form 10-K. We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase or sell under the plan.

                                   Enrollment

   You are eligible to participate in the plan if you meet the requirements outlined below. If you are a citizen or resident of a country other than the United States, you must first determine that participating will not violate local laws applicable to us, the plan and you as a participant.

   If you do not currently own any shares of our common stock, you may join the plan after receiving a copy of this prospectus and returning to the administrator a completed Enrollment Form along with your initial investment of at least $1,000. Any initial investment greater than $10,000 will require your submitting a Request for Waiver to us and your receiving our prior approval, and must be made in accordance with the procedures described in "Investments Over Maximum Monthly Amount" under "Investments" below. Some state securities laws require that a registered broker-dealer send information to their residents. A registered broker-dealer will forward this prospectus and the Enrollment Form to residents of those states rather than the administrator's providing that information directly to those residents.

   If you already own shares of our common stock and those shares are registered in your name, you may join the plan after receiving a copy of this prospectus and returning a completed Enrollment Form. Registered shareholders should be sure to sign their names on the Enrollment Form exactly as they appear on their stock certificates.

   If you hold your shares of our common stock in a brokerage, bank or other intermediary account--that is, in "street name"--you may participate in the plan by instructing your broker, bank or other intermediary account to register the shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf. The broker, bank or other intermediary account may also be required to provide a Broker and Nominee Form to the administrator. As another option, you may request a copy of this prospectus from the administrator and return a completed Enrollment Form along with an initial investment of at least $1,000 to the administrator.

                                  Investments

   To purchase shares, you must invest at least $500 at any one time (at least $1,000 for an initial investment if you are not already a shareholder) but cannot invest more than $10,000 per month, except as described below under "Investments Over Maximum Monthly Amount." Any investment of less than $500 ($1,000 for an initial investment by an investor who is not a shareholder) and the portion of any investment or investments totaling more than $10,000 per month, except for investments made pursuant to Requests for Waiver, will be returned without interest. You have no obligation to make any investments under the plan.

Timing of Investments

   An "investment date" for investments will occur once each month and will be determined solely at our discretion, although we expect that the investment date for each month will be the last business day of the month. The administrator must receive investments, other than investments made pursuant to Requests for Waiver, no later than three business days before an investment date for those investments to be invested in our common stock beginning on that investment date. Otherwise, the administrator may hold those funds and invest

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them beginning on the next investment date. Investments made pursuant to
Requests for Waiver must be made at the times and in accordance with the procedures described in "Investments Over Maximum Monthly Amount" below.

   If we pay any cash dividends, dividend payments that you have designated for reinvestment will be invested on the relevant dividend payment date.

   The attached Appendix I provides a list of important dates that are applicable to investments made pursuant to Requests for Waiver. Investment dates are provided through July 31, 2002. The attached Appendix II provides the dates upon which the United States equity markets are closed, through December 31, 2002.

Method of Payment

   Check or Money Order. You may make investments (other than investments made pursuant to Requests for Waiver) during any month by check or money order for U.S. dollars made payable to Pride International, Inc. You should send your payments to the administrator together with the tear-off investment form attached to each account statement or, if making an investment while enrolling, with the Enrollment Form. Please do not send cash. Third-party checks are not permitted.

   Other. Other forms of payment, such as wire transfers, may be made, but only if the administrator provides advance approval. You should direct any inquiries regarding other forms of payment to the administrator.

Pending Investments

   Pending investments will be credited to your account and held in a trust account that will be separate from any of our other funds or monies. Any such investments that are not invested in our common stock within 45 days of receipt will be promptly returned to you. No interest will be paid on funds held by the administrator pending investment.

Returned Checks

   If any check is returned unpaid for any reason, we will consider the request for investment of such funds null and void. Returned checks will result in a charge of $20 to you. We also are entitled to remove from the participant's account any shares purchased upon the prior credit of such funds. We thereupon will be entitled to sell those shares to satisfy any uncollected amount. If the net proceeds of such sale are insufficient to satisfy the balance of such uncollected amount, we will, in addition to any other rights we may have, be entitled to sell such additional shares from the participant's account as necessary to satisfy the uncollected balance.

Investments Over Maximum Monthly Amount

   Investments in excess of $10,000 per month (including any initial investments in excess of $10,000) may be made only with our approval by investors that submit Requests for Waiver in accordance with the procedure described under "Submission of Requests for Waiver" below. Any investor interested in submitting a Request for Waiver that is not already a plan participant must submit a completed Enrollment Form to the administrator.

   We have sole discretion to accept or reject any investment made pursuant to a Request for Waiver. In deciding whether to accept or reject any such investment, we will consider relevant factors, including:

  . whether the plan is then purchasing newly issued shares of our common stock or is purchasing shares of our common stock through open market purchases

  .  our need for additional funds

  . the attractiveness of obtaining those funds through the sale of our common stock under the plan in comparison to other sources of funds

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  .  the purchase price likely to apply to any sale of our common stock under the plan

  . the party submitting the request, including the extent and nature of that party's prior participation in the plan and the number of shares that party holds of record

  .  the discount proposals submitted pursuant to the Requests for Waiver and

  . the aggregate amount of investments for which Requests for Waiver have been submitted for the month

   If Requests for Waiver are submitted for any investment date for a total amount greater than the amount we are then willing to accept, we may honor any, all or none of those requests on any basis that we, in our sole discretion, consider appropriate.

   Submission of Requests for Waiver. We maintain a website at http://www.prideinternational.com, which will contain information on whether we will accept investments pursuant to Requests for Waiver in the current month. The website will also contain a form for submitting a Request for Waiver via electronic mail through the website. In addition, we will accept requests for waiver via facsimile at (713) 789-1430, Attention: Chief Financial Officer.

   We must receive Requests for Waiver between 8:00 a.m. (all times are eastern) on the third business day before the first day of the pricing period for the relevant investment date, and 10:00 a.m. on the second business day before the first day of such pricing period. Each Request for Waiver must include, in addition to certain investor information and the dollar amount that the investor wishes to invest, a "discount proposal" specifying the waiver discount that the investor proposes to be applicable to its investment. For further information on waiver discounts, please read "Waiver Discount" below. The waiver discount in the discount proposal must be expressed as a whole percentage.

   We will notify investors whose Requests for Waiver have been accepted by us by 5:00 p.m. on the second business day before the first day of the applicable pricing period. The administrator must receive their investments by wire transfer no later than 3:00 p.m. on the first business day before the first day of the applicable pricing period. The administrator will apply all investments made pursuant to Requests for Waiver that are so received to the purchase of shares of our common stock on the next investment date. All such investments received after 3:00 p.m. on the first business day before the first day of the relevant pricing period will be returned without interest. No interest will be paid on funds held by the administrator pending investment.

   Pricing Period. The price of each newly issued share of our common stock purchased pursuant to a Request for Waiver will be the average of the daily high and low sale prices, computed to four decimal places, of our common stock as reported on the New York Stock Exchange for the relevant "pricing period"-- that is, the 10 trading days immediately preceding the relevant investment date (except as provided below in "Threshold Price")--less an amount based on any applicable waiver discount as described below. A "trading day" means a day on which trades in our common stock are reported on the New York Stock Exchange.

   Threshold Price. We may, in our sole discretion, establish for any pricing period a "threshold price" applicable to investments made pursuant to Requests for Waiver. The threshold price will be the minimum price applicable to purchases of our common stock made pursuant to Requests for Waiver during the applicable pricing period as set forth below. At least three business days before the first day of the applicable pricing period, we will determine whether to establish a threshold price and, if a threshold price is established, its amount, and will notify the administrator. We will make that determination, in our sole discretion, after a review of current market conditions, the level of participation in the plan and our current and projected capital needs.

   The threshold price, if established, will be the dollar amount that the average of the high and low sale prices of our common stock on the New York Stock Exchange must equal or exceed for each trading day

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during the relevant pricing period. If the threshold price is not satisfied for a trading day during the pricing period, then that trading day will be excluded from the pricing period. Additionally, a trading day will be excluded if no trades in our common stock are reported on the New York Stock Exchange for that day. For example, if the threshold price is not satisfied for one of the 10 trading days in a pricing period, then the purchase price will be based upon the remaining nine trading days in which the threshold price was satisfied.

   A portion of each investment made pursuant to a Request for Waiver will be returned for each trading day during a pricing period on which the threshold price is not satisfied and for each trading day on which no trades of our common stock are reported on the New York Stock Exchange. The returned amount will equal one-tenth of the total amount of that investment for each trading day that the threshold price is not satisfied. For example, if the threshold price is not satisfied or no sales are reported for one of the 10 trading days in a pricing period, one-tenth of the investment will be returned without interest. Such amounts will be returned at the end of the pricing period.

   The establishment of the threshold price and the possible return of a portion of the investment if a threshold price is not satisfied or if no trades in our common stock are reported on the New York Stock Exchange for a trading day apply only to investments made pursuant to Requests for Waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the administrator will be required to provide any written notice of the threshold price, if any, for any pricing period.

   Any person that acquires shares of our common stock through the plan and resells them shortly before or after acquiring them may be considered to be an underwriter within the meaning of the Securities Act of 1933. We expect that certain persons will acquire shares of our common stock using the Request for Waiver and resell those shares to obtain the financial benefit of any waiver discount then offered under the plan. We have no arrangement or understanding, formal or informal, with any person relating to a distribution of shares to be purchased through the plan.

   Waiver Discount. We may, in our sole discretion, permit a "waiver discount" of 0% to 3% from the market price applicable to investments made pursuant to Requests for Waiver for a particular investment date, and, if a waiver discount is permitted, establish a maximum waiver discount of not more than 3% for that investment date. For any Request for Waiver to be considered by us, the waiver discount, if any, in the applicable discount proposal may not exceed the maximum waiver discount, if any, for the relevant investment date. The maximum waiver discount may vary for different investment dates but will apply uniformly to all investments made pursuant to Requests for Waiver with respect to a particular investment date.

   We will determine, in our sole discretion, the amount of any maximum waiver discount after a review of current market conditions, the level of participation in the plan and our current and projected capital needs. At least three business days before the first day of the applicable pricing period, we will determine whether to permit a waiver discount and, if a waiver discount is permitted, the amount of the maximum waiver discount, and will notify the administrator. Neither we nor the administrator will be required to provide any written notice of the maximum waiver discount, if any, for any pricing period.

   Participants with access to our website may ascertain the threshold price and the maximum waiver discount applicable to Requests for Waiver that we will accept, if any, for any given pricing period by logging on to http://www.prideinternational.com at any time after 8:00 a.m. (eastern time) on the third business day before the first day of the relevant pricing period.

   Investments that do not exceed $10,000 per month as well as any dividend reinvestments will not be subject to any waiver discount or a threshold price.

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Dividend Reinvestment Options

   The options regarding the reinvestment of any cash dividends we pay on our common stock are listed below. You may change a reinvestment decision at any time by notifying the administrator in writing. Your notification must be received at least two business days before the record date for a dividend for it to be reinvested. We have never paid cash dividends on our common stock, and we do not expect to pay any such dividends in the future. Accordingly, until we modify our policy of not paying dividends, the provisions of the plan will apply only to the optional cash investment feature. We caution you that the existence of the plan in no way implies that we will modify our current dividend policy.

  . Full Dividend Reinvestment. Any cash dividends we pay are automatically reinvested on all shares of our common stock. This includes reinvestment on plan shares as well as shares held outside of the plan.

  . No Dividend Reinvestment/Optional Cash Investments Only. You will receive any cash dividends on all shares of our common stock, including plan shares.

Dividends on Shares Purchased

   If shares that you have purchased are added to your account by any dividend record date we establish, you will receive the upcoming dividend on those newly added shares as well as any other shares already credited to your account.

                               Purchase of Shares

Source of Shares

   Shares of our common stock needed to meet the requirements of the plan will be either newly issued shares purchased directly from us or shares purchased in the open market by an independent agent. The plan limits us from changing our determination regarding the source of shares to not more than once in any three-month period. The plan initially will purchase newly issued shares of our common stock to satisfy plan requirements. It is our present intention that the plan will continue to use newly issued shares to satisfy plan requirements in the future.

Pricing of Newly Issued Shares

   The price of each newly issued share purchased directly from us for investments not exceeding $10,000 per month or for any dividend reinvestments will be the average of the high and low sale prices of our common stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading day preceding the investment date. If no trading is reported for that trading day, we may determine the purchase price on the basis of market quotations as we deem appropriate. The price of each newly issued share of common stock purchased pursuant to a Request for Waiver is described above under "Investments Over Maximum Monthly Amount."

Pricing of Shares Purchased in the Open Market

   The price of any shares of our common stock purchased in the open market to satisfy plan requirements will be the weighted average price per share of the aggregate number of shares purchased for the relevant investment date. The number of shares (including any fraction of a share, rounded to three decimal places) of our common stock purchased in the open market that is credited to your account for a particular investment date will be determined by dividing the total amount of investments and any cash dividends to be invested for you on that investment date by the relevant purchase price per share. We will pay any brokerage fees that the plan incurs for open market purchases. Such brokerage fees will be reported to you as taxable income and will become a part of the cost of shares purchased on your behalf.

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   The independent agent may commingle your funds with those of other participants in the plan for the purpose of executing purchase and sale transactions.

Timing of Purchases

   Purchases in the open market may begin on the relevant investment date and will be completed no more than 15 days after that investment date. Funds not invested in our common stock within 45 days of receipt will be promptly returned to you without interest. With regard to open market purchases of shares of our common stock by an independent agent, neither we, the administrator, nor any participant in the plan will have any authority or power to:

  .  direct the time or price at which shares may be purchased

  .  designate the markets on which shares are to be purchased or

  . select the broker or dealer (other than the independent agent) through which purchases may be made

Therefore, you will not be able to precisely time your purchases through the plan and will bear the market risk associated with fluctuations in the price of our common stock.

                                 Sale of Shares

   You may request, at any time, that all or a portion of the shares of our common stock credited to your account be sold by delivering written instructions to the administrator. Those instructions may be sent either by mail or facsimile and must be signed by all registered holders of those shares. The administrator will forward the instructions to the independent agent, who will sell the shares as promptly as practicable. The independent agent cannot, however, sell any certificated shares owned by a participant in the plan unless the certificates are first deposited into the plan using the safekeeping feature.

   The administrator reserves the right to close your account if the share balance in the account is less than one whole share. If the administrator exercises this right, you will receive a check for the value of any fractional share less applicable brokerage commissions and any required tax withholdings or transfer taxes.

Timing of Sales

   The independent agent will generally make sales of plan shares at least weekly, or more frequently if volume dictates. With regard to those sales, neither we, the administrator, nor any participant in the plan will have any authority or power to:

  .  direct the time or price at which shares may be sold

  .  designate the markets on which shares are to be sold or

  . select the broker or dealer (other than the independent agent) through which sales may be made

Therefore, you will not be able to precisely time your sales through the plan and will bear the market risk associated with fluctuations in the price of our common stock. You may also choose to sell your shares through a stockbroker of your choice, in which case you should withdraw the shares by requesting a certificate for your shares from the administrator. Please read "Issuance of Certificates" for more information.

Pricing of Shares Sold

   The sale price of any shares sold will be the weighted average price of all shares sold for participants in the plan during the period in which the independent agent is provided with plan shares for that sale. You will receive the proceeds of the sale, less a nominal brokerage fee (currently $0.04 per share) and any required tax withholdings or transfer taxes.

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                          Safekeeping of Certificates

   You may deposit any shares of our common stock that you hold in certificate form into the plan for safekeeping by delivering those stock certificates, unendorsed, to the administrator and requesting that the shares be credited to your account. You may do this at the time of enrollment by delivering the certificates along with a completed Enrollment Form or at any later time. The safekeeping feature is offered at no charge to you and eliminates the risk associated with the loss of stock certificates. The shares of our common stock that you deposit will be credited to your account and will be treated in the same manner as shares of our common stock purchased under the plan and credited to your account. Any cash dividends we pay on shares of our common stock that are deposited into the plan for safekeeping will be reinvested in shares of our common stock in accordance with your reinvestment election as designated on your Enrollment Form.

                          Gifts or Transfers of Shares

   You may give or transfer shares of our common stock to anyone you choose by either:

  . making an initial investment to establish an account in the recipient's name by simply completing and submitting an application to the administrator in the recipient's name together with the required initial investment of at least $1,000 but not more than $10,000

  . making an additional investment in an amount of at least $500 but not more than $10,000, on behalf of an existing participant or

  . transferring shares from your account to another person as described below

   You may transfer ownership of all or part of your plan shares by delivering a written request to the administrator with instructions for the change in ownership. Requests for account transfers are subject to the same requirements as requests for the transfer of securities, including the requirement that the administrator receive a properly executed and signed stock power with signatures guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

   The administrator will continue to hold shares transferred under the plan. The administrator will open an account in the name of the transferee, if the transferee is not already a participant, and the transferee will automatically be enrolled in the plan. A statement will be sent to the transferee showing the transfer of shares into his or her account unless you request otherwise. The transfer will be made as soon as practicable after the administrator receives the required documentation. Requests for transfer of the entire account balance received after a dividend record date will be held until the dividend has been paid, reinvested in our common stock and applied to your account.

   The transferee may make elections with regard to the reinvestment of cash dividends on the transferred shares on the Enrollment Form that is provided to him or her. If no election is made, cash dividends, if any, will be reinvested on behalf of the transferee.

   Shares of our common stock credited to your account may not be pledged or assigned. If you wish to pledge or assign your shares, you must withdraw those shares from your account.

                            Issuance of Certificates

   You may obtain at any time, free of charge, a certificate for all or a part of the whole shares of our common stock credited to your account upon written request to the administrator. Any remaining whole or fractions of shares of our common stock will continue to be credited to your account. Certificates for fractions of shares of our common stock will not be issued under any circumstances.

   Certificates will be issued in the name or names in which the account is registered unless you instruct otherwise. If the certificate is issued in a name other than your account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

                             Statements of Account

   You will receive an annual statement showing all transactions for your account during the calendar year. You will receive supplemental statements for months in which you make an investment under the plan. If you participate in the plan through a broker, bank or other intermediary account, you should contact that party regarding your statement.

   Please notify the administrator promptly of any change in your address. The administrator will mail all notices, statements and reports to your address of record. You should retain the statements that you receive to establish the cost basis of shares purchased under the plan for tax and other purposes. The administrator will charge a fee for each duplicate statement you request.

                          Termination of Participation

   You may terminate your participation in the plan at any time by delivering written instructions to the administrator, either by mail or facsimile, signed by all registered holders listed on the account. Upon termination, you must elect either to receive a certificate for the number of whole shares held in your account and a check for the value of any fractional share or to have all the shares in your account sold for you as described under the caption "Sale of Shares."

   The administrator will send your stock certificates and/or proceeds to you as soon as practicable. If the administrator receives a notice of termination after a dividend record date but before the related dividend payment date, a separate dividend check will be mailed to you on the dividend payment date. Thereafter, cash dividends on any remaining shares of our common stock that you hold will be paid to you and will not be reinvested.

                               Other Information

Stock Dividend/Stock Split

   Any stock dividends or split shares that we distribute on shares credited to your account will be added to your account. Stock dividends or split shares that we distribute on shares registered in your name outside of the plan will be mailed directly to you in the same manner as to holders of shares of our common stock who are not participating in the plan.

Rights Offering

   Your entitlement under the plan in a regular rights offering will be based upon your total holdings of our common stock in the plan. We will issue rights certificates only for the number of whole shares credited to your account. Rights based on a fraction of a share held in your account will be sold for the account and the net proceeds will be invested in our common stock and added to your account by the end of the following month.

Voting of Proxies

   You will have the exclusive right to exercise all voting rights with respect to shares of our common stock credited to your account. You will receive proxy materials from us for each shareholder meeting, including a proxy statement and a form of proxy covering all shares credited to your account and all shares of stock registered in your name outside of the plan as of the record date for the shareholder meeting. If you do not provide any instructions on a returned, properly signed proxy card with respect to any item on that proxy card, all of your whole and fractional shares will be voted in accordance with the recommendations of our board of directors. If you do not return the proxy or you return it unsigned, none of your shares will be voted unless you vote in person or appoint another person as proxy to vote your shares.

Shareholder Communications

   In addition to proxy materials, participants in the plan will have the right to receive all communications sent to holders of our common stock generally.

Responsibility of the Administrator, the Independent Agent and Pride

   Neither Pride, the administrator nor the independent agent will be liable for any act done in good faith or for the good faith omission to act in connection with the plan, including any claim of liability arising out of failure to terminate your account upon your death prior to receipt of written notice of your death, or with respect to the prices at which shares of our common stock are purchased or sold for your account and the times when those purchases and sales are made.

Plan Modification or Termination

   We reserve the right to amend, suspend, modify or terminate the plan at any time without the approval of participants in the plan. We will send notice of any suspension, termination or significant amendment or modification of the plan to all participants, who will in all events have the right to withdraw from participation.

Multiple Accounts

   We reserve the right to aggregate all investments for participants with more than one account using the same name, address or social security or taxpayer identification number. Also for the purpose of such limitations, all participants' accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event that we exercise our right to aggregate investments and the result would be an investment in excess of $10,000 per month without submission of a Request for Waiver and receipt of our approval in accordance with the procedures described in "Investments Over Maximum Monthly Amount" under "Investments" above, we will return, without interest, as promptly as practicable, any amount in excess of $10,000.

                        Federal Income Tax Consequences

   You are advised to consult your tax or financial advisor with respect to the tax consequences of participating in the plan.

   In general, you will have the same federal income tax obligations with respect to any dividends payable to you on the shares of our common stock credited to your account as other holders of shares of our common stock. For federal income tax purposes, you will be treated as having received, on the dividend payment date, a dividend equal to the full amount of the cash dividend payable on that date with respect to your shares, even though that amount may not actually be received by you in cash but instead applied to the purchase of shares for your account. If you make optional cash investments that are subject to a waiver discount, you may be treated as having received an additional dividend distribution equal to the excess, if any, of the fair market value of the shares acquired on the investment date over the amount of your investment. The Internal Revenue Service has recently issued private letter rulings on plans similar to the plan that hold that shareholders making optional investments will not be treated as having received such dividend income if the shareholders are not also participants in the dividend reinvestment aspect of the plan. Private letter rulings may not be relied upon by persons other than the taxpayers to which they are issued. If shares of common stock are purchased in the open market to satisfy plan requirements, you will be treated as having received additional dividend income in the amount of any brokerage fees incurred by the plan on your behalf.

   The tax basis of shares acquired through the reinvestment of dividends will be equal to the value of the dividends reinvested. The tax basis of shares purchased with optional cash investments will be equal to the amount of those investments increased by the amount of any additional dividend that you are treated as having received as a result of a waiver discount. The tax basis of shares purchased in the open market to satisfy plan requirements will be increased by the amount of any brokerage fees incurred by the plan on your behalf. Your December plan statement will disclose all plan activities for the year and may be useful when calculating your tax basis.

   The holding period of shares acquired under the plan, whether acquired through the reinvestment of dividends or purchased with optional cash investments, will begin on the day following the date on which the shares were purchased for your account.

   Upon the sale of either a portion or all of your shares from the plan, you may recognize gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional shares. You will not realize any taxable income when you receive certificates for whole shares credited to your account under the plan.

   If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends or the proceeds from the sale of shares. The dividends or proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

                           Interpretation of the Plan

   Our officers are authorized to take any actions that are consistent with the plan's terms and conditions. We reserve the right to interpret and regulate the plan as we deem necessary or desirable in connection with the plan's operations.

                                Use of Proceeds

   We will receive proceeds from the purchase of our common stock pursuant to the plan only to the extent that those purchases are of newly issued shares of our common stock made directly from us, and not from open market purchases. Any proceeds that we receive from purchases of newly issued shares will be used for general corporate purposes, which may include acquisitions, working capital, capital expenditures, repayment or refinancing of debt and repurchases or redemptions of securities. We cannot estimate the amount of any such proceeds at this time.

                              Plan of Distribution

   In connection with the administration of the plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business.

   Persons who acquire shares of common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to Requests for Waiver by such persons.

   From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver under the plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the plan.

   We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the plan. Upon withdrawal by a participant from the plan by the sale of shares of our common stock held under the plan, the participant will receive the proceeds of that sale less a nominal brokerage commission and any required tax withholdings or transfer taxes.

   Our common stock may not be available under the plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

                           Validity of the Securities

   Certain legal matters in connection with the common stock we are offering will be passed upon for us by Sher Garner Cahill Richter Klein McAlister & Hilbert, L.L.P., New Orleans, Louisiana.

                                    Experts

   The consolidated balance sheet of Pride as of December 31, 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999, and the related schedules, incorporated by reference in this prospectus, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            Independent Accountants

   With respect to the unaudited consolidated financial information of Pride for the three-month periods ended March 31, 2000 and 1999 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 12, 2000 incorporated by reference in this prospectus states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

   We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities:

  . our annual report on Form 10-K for the year ended December 31, 1999, as amended by our annual report on Form 10-K/A dated June 16, 2000

  . our quarterly report on Form 10-Q for the quarterly period ended March 31, 2000

  . the description of our common stock contained in our registration statement on Form 8-A filed on August 19, 1997, as we may update that description from time to time

  . the description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on September 14, 1998, as we may update that description from time to time

   You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

   Pride International, Inc.
   5847 San Felipe, Suite 3300
   Houston, Texas 77057
   Attention:Robert W. Randall
           Secretary
   Telephone:(713) 789-1400

                                                                      Appendix I

                                  INVESTMENTS
                        PURSUANT TO REQUESTS FOR WAIVER*

    Threshold
  Price/Maximum
 Waiver Discount                         Pricing Period
      Set By         Payment Due Date      Commences       Investment Date
------------------  ------------------ ------------------ ------------------
July 12, 2000       July 14, 2000      July 17, 2000      July 31, 2000
August 14, 2000     August 16, 2000    August 17, 2000    August 31, 2000
September 12, 2000  September 14, 2000 September 15, 2000 September 29, 2000
October 12, 2000    October 16, 2000   October 17, 2000   October 31, 2000
November 10, 2000   November 14, 2000  November 15, 2000  November 30, 2000
December 11, 2000   December 13, 2000  December 14, 2000  December 29, 2000
January 11, 2001    January 16, 2001   January 17, 2001   January 31, 2001
February 8, 2001    February 12, 2001  February 13, 2001  February 28, 2001
March 13, 2001      March 15, 2001     March 16, 2001     March 30, 2001
April 10, 2001      April 12, 2001     April 16, 2001     April 30, 2001
May 11, 2001        May 15, 2001       May 16, 2001       May 31, 2001
June 12, 2001       June 14, 2001      June 15, 2001      June 29, 2001
July 12, 2001       July 16, 2001      July 17, 2001      July 31, 2001
August 14, 2001     August 16, 2001    August 17, 2001    August 31, 2001
September 11, 2001  September 13, 2001 September 14, 2001 September 28, 2001
October 12, 2001    October 16, 2001   October 17, 2001   October 31, 2001
November 12, 2001   November 14, 2001  November 15, 2001  November 30, 2001
December 11, 2001   December 13, 2001  December 14, 2001  December 31, 2001
January 11, 2002    January 15, 2002   January 16, 2002   January 31, 2002
February 8, 2002    February 12, 2002  February 13, 2002  February 28, 2002
March 11, 2002      March 13, 2002     March 14, 2002     March 28, 2002
April 11, 2002      April 15, 2002     April 16, 2002     April 30, 2002
May 13, 2002        May 15, 2002       May 16, 2002       May 31, 2002
June 11, 2002       June 13, 2002      June 14, 2002      June 28, 2002
July 12, 2002       July 16, 2002      July 17, 2002      July 31, 2002

--------
* We reserve the right to accept or reject any or all investments made pursuant to Requests for Waiver submitted with respect to any of the investment dates listed above. If we elect to reject any investments made pursuant to Requests for Waiver with respect to a given investment date, the information provided above with respect to that investment date may not apply. See "Investments Over Maximum Monthly Amount" under "Investments" in the prospectus for a more detailed description of applicable procedures and due dates.

                                                                     Appendix II

                        CLOSINGS OF U.S. EQUITY MARKETS

                 U.S. Equity Markets Closed--Remainder of 2000

Labor Day........................................................... September 4
Thanksgiving Day.................................................... November 23
Christmas Day....................................................... December 25

                        U.S. Equity Markets Closed--2001

New Year's Day...................................................... January 1
Martin Luther King, Jr. Day......................................... January 15
Presidents' Day..................................................... February 19
Good Friday......................................................... April 13
Memorial Day........................................................ May 28
Independence Day.................................................... July 4
Labor Day........................................................... September 3
Thanksgiving Day.................................................... November 22
Christmas Day....................................................... December 25

                        U.S. Equity Markets Closed--2002

New Year's Day...................................................... January 1
Martin Luther King, Jr. Day......................................... January 21
Presidents' Day..................................................... February 18
Good Friday......................................................... March 29
Memorial Day........................................................ May 27
Independence Day.................................................... July 4
Labor Day........................................................... September 2
Thanksgiving Day.................................................... November 28
Christmas Day....................................................... December 25

                                      A-2